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                                                                    EXHIBIT 99.1


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[NABORS INDUSTRIES LTD. LOGO]                                       NEWS RELEASE
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         NABORS SPECIAL STOCKHOLDER MEETING SCHEDULED FOR MARCH 30, 2006

HAMILTON, Bermuda, January 23, 2006 (BUSINESS WIRE) -- Nabors Industries Ltd. (NYSE:NBR) today confirmed that its previously announced Special Meeting of Shareholders will be held on Thursday, March 30, 2006 to approve the proposal to amend the company's Amended and Restated Bye-Laws to increase the authorized share capital of the company by the creation of additional common shares. The additional shares will accommodate the previously announced two-for-one stock split (to be effected in the form of a stock dividend), which was approved previously by the company's board of directors, subject to stockholder approval of the increase in the number of authorized shares.

The company's board of directors has fixed the close of business on Monday, February 20, 2006, as the record date for determining stockholders entitled to vote at the Special Meeting. A proxy statement with additional details will be mailed to stockholders shortly. Subject to stockholder approval, the company anticipates that the stock dividend will be distributed on Friday, April 14, 2006 to stockholders of record on Friday, March 31, 2006. Whole shares will be issued and any partial shares will be paid in cash in lieu of shares.

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

IMPORTANT INFORMATION

In connection with the upcoming Special Meeting, the company will file a definitive proxy statement and related materials with the Securities and Exchange Commission. THE COMPANY URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain a copy of the company's definitive proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of the company's definitive proxy statement and other relevant documents by calling the company's corporate headquarters in Hamilton, Bermuda at 441-292-1510 or at www.nabors.com under the tab "Investor Information" and then under the heading "SEC Filings."

FORWARD LOOKING STATEMENTS

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. For further information, please contact Dennis A. Smith, Director

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of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To
request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.

SOURCE: Nabors Industries Ltd.

Nabors Corporate Services, Inc.
DENNIS A. SMITH, 281-775-8038